CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aim Exploration Inc.

We consent to the use of our report dated February 08, 2013 with respect to the financial statements of Aim Exploration Inc. as of and for the periods ended August 31, 2012 and 2011, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1/A, Amendment No. 3, filed by Aim Exploration Inc. dated March 28, 2013.

/s/ M&K CPAS, PLLC

Houston, Texas

March 28, 2013